Exhibit 99.1

Contact:
Scott Shipley
Investor Relations
Lennar Corporation
(305) 485-2054

FOR IMMEDIATE RELEASE

Lennar Reports Second Quarter Results

•	Revenues of $2.9 billion – down 37%

•	Loss per share of $1.55 (includes a $1.33 per share charge related to FAS 144 valuation adjustments and write-offs of option deposits and pre-acquisition costs)

•	Homebuilding operating loss of $351.7 million (includes $329.1 million of FAS 144 valuation adjustments and write-offs noted above)

•	Financial Services operating earnings of $14.2 million – down $20.4 million

•	Homebuilding debt to total capital improved to 31.6% from 33.5% (net homebuilding debt to total capital of 29.6%)

•	Deliveries of 9,568 homes – down 28%

•	New orders of 8,056 homes – down 31%; cancellation rate of 29%

•	Backlog dollar value of $2.8 billion – down 56%

Miami, June 26, 2007 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its second quarter ended May 31, 2007. Second quarter net loss in 2007 was $244.2 million, or $1.55 per diluted share, compared to second quarter net earnings of $324.7 million, or $2.00 per diluted share, in 2006.

Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “The housing market has continued to deteriorate throughout the second quarter. The supply of new and existing homes has continued to increase resulting in declining home prices across our markets. We have continued to adjust pricing to meet today’s market conditions. This has allowed us to carefully manage inventory levels; however, it has also resulted in lower margins and further impairments.”

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Mr. Miller continued, “We have remained focused on our balance sheet first approach. Through our quarterly operating performance and asset management review process, we have refined individual asset strategies and values based on current market conditions. As the market and our operating results have declined, our focus on strong cash flow generation has continued to strengthen our balance sheet.”

“Our management team continues to be very focused on daily operations. We are using the slow market conditions to refine our operating processes and improve efficiencies. We are focused on the four steps of our operating strategy: rightsizing SG&A expenses, reducing hard construction costs, driving sales and aggressively managing our assets. We continue to aggressively manage our inventory levels by converting inventory to cash, and reducing both land purchases and starts.”

Mr. Miller concluded, “As we look to our third quarter and the remainder of 2007, we continue to see weak, and perhaps deteriorating, market conditions. Given uncertain market conditions, we continue to lack visibility as to future results, but we currently expect to be in a loss position in our third quarter. While second quarter results are disappointing, in these weak market conditions, we will remain focused on our balance sheet first strategy which should position us well for future opportunities.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED MAY 31, 2007 COMPARED TO

THREE MONTHS ENDED MAY 31, 2006

Homebuilding

Revenues from home sales decreased 33% in the second quarter of 2007 to $2.7 billion from $4.0 billion in 2006. Revenues were lower primarily due to a 29% decrease in the number of home deliveries and a 7% decrease in the average sales price of homes delivered in 2007. New home deliveries, excluding unconsolidated entities, decreased to 8,940 homes in the second quarter of 2007 from 12,506 homes last year. In the second quarter of 2007, new home deliveries were lower in each of the Company’s homebuilding segments and Homebuilding Other, compared to 2006. The average sales price of homes delivered decreased to $298,000 in the second quarter of 2007 from $322,000 in the same period last year, primarily due to higher sales incentives offered to homebuyers ($43,700 per home delivered in the second quarter of 2007, compared to $24,700 per home delivered in the same period last year).

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Gross margins on home sales excluding FAS 144 valuation adjustments were $364.8 million, or 13.6%, in the second quarter of 2007, compared to $955.2 million, or 23.7%, in 2006. Gross margin percentage on home sales decreased compared to last year in all of the Company’s homebuilding segments primarily due to higher sales incentives offered to homebuyers. The gross margin percentage decline was highest in the Company’s Homebuilding East and West segments. Gross margins on home sales were $193.2 million, or 7.2%, in the second quarter of 2007 including $171.6 million of FAS 144 valuation adjustments ($100.3 million, $16.2 million, $49.1 million and $6.0 million, respectively, in the Company’s Homebuilding East, Central and West segments and Homebuilding Other), compared to gross margins on home sales of $946.5 million, or 23.5%, in the second quarter of 2006 including $8.7 million of FAS 144 valuation adjustments ($5.9 million, $1.6 million and $1.2 million, respectively, in the Company’s Homebuilding East, Central and West segments).

Selling, general and administrative expenses decreased $78.9 million, or 17%, in the second quarter of 2007, compared to the same period last year. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 14.7% in the second quarter of 2007, from 11.8% in 2006. The 290 basis point increase was primarily due to lower revenues and costs related to the consolidation of operations in certain markets.

Loss on land sales totaled $108.8 million in the second quarter of 2007, including $69.4 million of FAS 144 valuation adjustments and $48.9 million of write-offs of deposits and pre-acquisition costs related to approximately 5,400 homesites under option that the Company does not intend to purchase. In the second quarter of last year, gross profit from land sales totaled $41.1 million, net of $16.6 million of FAS 144 valuation adjustments and $21.8 million of write-offs of deposits and pre-acquisition costs related to approximately 4,800 homesites that were under option. FAS 144 valuation adjustments in the second quarter of 2007 were $30.5 million, $2.7 million, $19.3 million and $16.9 million, respectively, in the Company’s Homebuilding East, Central and West segments and Homebuilding Other, compared to $3.0 million, $5.7 million and $7.9 million, respectively, in the prior year in the Company’s Homebuilding East and Central segments and Homebuilding Other. Write-offs of deposits and pre-acquisition costs in the second quarter of 2007 were $16.0 million, $9.9 million, $21.7 million and $1.3 million, respectively, in the Company’s Homebuilding East, Central and West segments and Homebuilding Other, compared to $1.6 million, $0.5 million, $7.3 million and $12.4 million, respectively, in the prior year in the Company’s Homebuilding East, Central and West segments and Homebuilding Other.

Equity in loss from unconsolidated entities was $26.5 million in the second quarter of 2007, which included $27.5 million of FAS 144 valuation adjustments ($1.1 million and $26.4 million,

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respectively, in the Company’s Homebuilding Central and West segments) to the Company’s investments in unconsolidated entities, compared to equity in earnings from unconsolidated entities of $14.8 million last year. Management fees and other income (expense), net, totaled ($12.8) million in the second quarter of 2007 (including $11.6 million of FAS 144 valuation adjustments), compared to $16.4 million in the second quarter of 2006. Minority interest expense, net was $0.8 million and $6.5 million, respectively, in the second quarter of 2007 and 2006. Sales of land, equity in earnings (loss) from unconsolidated entities, management fees and other income (expense), net and minority interest expense, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating earnings for the Financial Services segment were $14.2 million in the second quarter of 2007, compared to $34.6 million last year. The decrease was primarily due to decreased profitability from the segment’s mortgage operations as a result of decreased volume and profit per loan, and $14.4 million of partial write-offs of land seller notes receivable due to the renegotiation of terms.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $10.7 million, or 19%, in the second quarter of 2007, compared to the same period last year. As a percentage of total revenues, corporate general and administrative expenses increased to 1.6% in the second quarter of 2007, from 1.2% in 2006, primarily due to lower revenues.

SIX MONTHS ENDED MAY 31, 2007 COMPARED TO

SIX MONTHS ENDED MAY 31, 2006

Homebuilding

Revenues from home sales decreased 24% in the six months ended May 31, 2007 to $5.3 billion from $6.9 billion in 2006. Revenues were lower primarily due to an 18% decrease in the number of home deliveries and a 7% decrease in the average sales price of homes delivered in 2007. New home deliveries, excluding unconsolidated entities, decreased to 17,506 homes in the six months ended May 31, 2007 from 21,410 homes last year. In the six months ended May 31, 2007, new home deliveries were lower in each of the Company’s homebuilding segments and Homebuilding Other, compared to 2006. The average sales price of homes delivered decreased to $300,000 in the six months ended May 31, 2007 from $324,000 in 2006 primarily due to higher sales incentives offered to homebuyers ($44,600 per home delivered in 2007, compared to $20,200 per home delivered in 2006).

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Gross margins on home sales excluding inventory valuation adjustments were $774.0 million, or 14.6%, in the six months ended May 31, 2007, compared to $1.7 billion, or 24.2%, in 2006. Gross margin percentage on home sales decreased compared to last year in all of the Company’s homebuilding segments and Homebuilding Other primarily due to higher sales incentives offered to homebuyers. The gross margin percentage decline was highest in the Company’s Homebuilding East and West segments. Gross margins on home sales were $554.1 million, or 10.4%, in the six months ended May 31, 2007 including $219.9 million of FAS 144 valuation adjustments ($119.4 million, $27.5 million, $66.2 million and $6.8 million, respectively, in the Company’s Homebuilding East, Central and West segments and Homebuilding Other), compared to gross margins on home sales of $1.7 billion, or 24.1%, in the six months ended May 31, 2006 including $8.7 million of FAS 144 valuation adjustments ($5.9 million, $1.6 million and $1.2 million, respectively, in the Company’s Homebuilding East, Central and West segments).

Selling, general and administrative expenses decreased $88.8 million, or 10%, in the six months ended May 31, 2007, compared to the same period last year. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 14.4% in the six months ended May 31, 2007, from 12.3% in 2006. The 210 basis point increase was primarily due to lower revenues, higher broker commissions as a percentage of revenues from home sales and costs related to the consolidation of operations in certain markets.

Loss on land sales totaled $135.3 million in the six months ended May 31, 2007, including $82.7 million of FAS 144 valuation adjustments and $69.9 million of write-offs of deposits and pre-acquisition costs related to approximately 9,400 homesites under option that the Company does not intend to purchase. In the six months ended May 31, 2006, gross profit from land sales totaled $90.2 million, net of $24.0 million of FAS 144 valuation adjustments and $25.3 million of write-offs of deposits and pre-acquisition costs related to approximately 6,500 homesites that were under option. FAS 144 valuation adjustments in the six months ended May 31, 2007 were $40.1 million, $2.7 million, $22.8 million and $17.1 million, respectively, in the Company’s Homebuilding East, Central and West segments and Homebuilding Other, compared to $3.0 million, $12.7 million and $8.3 million, respectively, in the prior year in the Company’s Homebuilding East and Central segments and Homebuilding Other. Write-offs of deposits and pre-acquisition costs in the six months ended May 31, 2007 were $29.8 million, $11.2 million, $24.7 million and $4.2 million, respectively, in the Company’s Homebuilding East, Central and West segments and Homebuilding Other, compared to $3.2 million, $0.6 million, $8.2 million and $13.3 million, respectively, in the prior year in the Company’s Homebuilding East, Central and West segments and Homebuilding Other.

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Equity in loss from unconsolidated entities was $40.7 million in the six months ended May 31, 2007, which included $34.0 million of FAS 144 valuation adjustments ($3.8 million, $1.1 million and $29.1 million, respectively, in the Company’s Homebuilding East, Central and West segments) to the Company’s investments in unconsolidated entities, compared to equity in earnings from unconsolidated entities of $53.0 million last year. Management fees and other income, net, totaled $1.0 million in the six months ended May 31, 2007 (net of $14.3 million of FAS 144 valuation adjustments), compared to $35.8 million in 2006. Minority interest expense, net was $1.4 million and $11.0 million, respectively, in the six months ended May 31, 2007 and 2006. Sales of land, equity in earnings (loss) from unconsolidated entities, management fees and other income, net and minority interest expense, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

In February 2007, the Company’s LandSource joint venture admitted MW Housing Partners as a new strategic partner. The transaction resulted in a cash distribution to the Company of approximately $700 million. The Company’s resulting ownership of LandSource is 16%. If LandSource reaches certain financial targets, the Company will have a disproportionate share of the entity’s future positive net cash flow. As a result of the recapitalization, the Company recognized a pretax gain of $175.9 million in 2007 and could potentially recognize an additional $400 million in future years, in addition to profits from its continuing ownership interest.

Financial Services

Operating earnings for the Financial Services segment were $30.1 million in the six months ended May 31, 2007, compared to $45.2 million last year. The decrease was primarily due to $18.6 million of partial write-offs of land seller notes receivable due to the renegotiation of terms, and decreased profitability from the segment’s title operations as a result of decreased volume and profit per transaction.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $15.7 million, or 14%, for the six months ended May 31, 2007, compared to 2006. As a percentage of total revenues, corporate general and administrative expenses increased to 1.6% in the six months ended May 31, 2007, from 1.4% in the same period last year, primarily due to lower revenues.

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Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2006. We do not undertake any obligation to update forward-looking statements.

A conference call to discuss the Company’s second quarter earnings will be held at 11:00 a.m. Eastern time on Tuesday, June 26, 2007. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 320-365-3844 and entering 876831 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Earnings Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2007	2006	2007	2006
Revenues:
Homebuilding	$2,741,810	4,415,302	5,404,980	7,524,020
Financial services	134,133	162,201	263,043	294,142

Total revenues	$2,875,943	4,577,503	5,668,023	7,818,162

Homebuilding operating earnings (loss)	$(351,665)	537,413	(211,690)	988,285
Financial services operating earnings	14,210	34,591	30,079	45,216
Corporate general and administrative expenses	45,817	56,532	92,736	108,423

Earnings (loss) before provision (benefit) for income taxes	(383,272)	515,472	(274,347)	925,078
Provision (benefit) for income taxes	(139,067)	190,725	(98,765)	342,279

Net earnings (loss)	$(244,205)	324,747	(175,582)	582,799

Average shares outstanding:
Basic	157,697	159,571	157,413	158,698
Diluted	157,697	162,916	157,413	163,735

Earnings (loss) per share:
Basic	$(1.55)	2.04	(1.12)	3.67

Diluted	$(1.55)	2.00	(1.12)	3.57

Supplemental information:
Interest incurred (1)	$56,548	63,011	112,269	112,487
EBIT before FAS 144 valuation adjustments and write-offs of option deposits and pre-acquisition costs (2):
Earnings (loss) before provision (benefit) for income taxes	$(383,272)	515,472	(274,347)	925,078
Interest expense	67,998	72,222	115,360	117,092
FAS 144 valuation adjustments and write-offs of option deposits and pre-acquisition costs	329,096	47,157	420,728	57,967

EBIT before FAS 144 valuation adjustments and write-offs of option deposits and pre-acquisition costs	$13,822	634,851	261,741	1,100,137

(1)	Amount represents interest incurred related to homebuilding debt, which is capitalized to inventories and relieved as cost of sales when homes are delivered or land is sold.
(2)	EBIT before FAS 144 valuation adjustments and write-offs of option deposits and pre-acquisition costs is a non-GAAP financial measure derived by adding back interest expense, FAS 144 valuation adjustments and write-offs of option deposits and pre-acquisition costs reflected in earnings (loss) before provision (benefit) for income taxes. This financial measure is used in the Company’s revolving credit facility’s covenant calculation.

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LENNAR CORPORATION AND SUBSIDIARIES

Homebuilding Information

(In thousands)

(unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2007	2006	2007	2006
Revenues:
Sales of homes	$2,687,388	4,023,273	5,309,879	6,943,968
Sales of land	54,422	392,029	95,101	580,052

Total revenues	2,741,810	4,415,302	5,404,980	7,524,020

Costs and expenses:
Cost of homes sold	2,494,183	3,076,765	4,755,778	5,269,537
Cost of land sold	163,219	350,959	230,364	489,878
Selling, general and administrative	395,895	474,791	765,321	854,156

Total costs and expenses	3,053,297	3,902,515	5,751,463	6,613,571

Gain on recapitalization of unconsolidated entity	—	—	175,879	—
Equity in earnings (loss) from unconsolidated entities	(26,523)	14,792	(40,728)	52,982
Management fees and other income (expense), net	(12,831)	16,375	1,010	35,808
Minority interest expense, net	824	6,541	1,368	10,954

Operating earnings (loss)	$(351,665)	537,413	(211,690)	988,285

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries, New Orders and Backlog

(Dollars in thousands)

(unaudited)

	Three Months Ended May 31,		At or for the Six Months Ended May 31,
	2007	2006	2007	2006
Deliveries:
East	3,065	3,832	5,664	6,404
Central	3,267	4,546	6,398	7,954
West	2,435	3,798	4,841	6,358
Other	801	1,049	1,700	1,808

Total	9,568	13,225	18,603	22,524

Of the total deliveries listed above, 628 and 1,097 represent deliveries from unconsolidated entities for the three and six months ended May 31, 2007, compared to 719 and 1,114 deliveries in the same periods last year.

New Orders:
East	2,668	2,785	4,743	5,868
Central	2,636	4,447	5,009	8,066
West	1,891	3,507	3,756	5,824
Other	861	1,018	1,680	1,792

Total	8,056	11,757	15,188	21,550

Of the total new orders listed above, 382 and 736 represent new orders from unconsolidated entities for the three and six months ended May 31, 2007, compared to 619 and 901 new orders in the same periods last year.

Backlog - Homes:
East			3,224	7,172
Central			2,209	4,659
West			1,906	4,671
Other			860	1,488

Total			8,199	17,990

Of the total homes in backlog listed above, 688 represents homes in backlog from unconsolidated entities at May 31, 2007, compared to 1,504 homes in backlog at May 31, 2006.

Backlog - Dollar Value:
East			$1,095,567	2,607,195
Central			495,664	1,184,992
West			926,283	2,189,609
Other			325,688	545,718

Total			$2,843,202	6,527,514

Of the total dollar value of homes in backlog listed above, $316,633 represents the backlog dollar value from unconsolidated entities at May 31, 2007, compared to $613,370 of backlog dollar value at May 31, 2006.

Lennar’s reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in the following states:

East:	Florida, Maryland, New Jersey and Virginia

Central:	Arizona, Colorado and Texas

West:	California and Nevada

Other:	Illinois, Minnesota, New York, North Carolina and South Carolina

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LENNAR CORPORATION AND SUBSIDIARIES

Supplemental Data

(Dollars in thousands)

(unaudited)

	May 31,
	2007	2006
Homebuilding debt	$2,585,286	2,908,296
Stockholders’ equity	5,583,555	5,766,219

Total capital	$8,168,841	8,674,515

Homebuilding debt to total capital	31.6%	33.5%

Homebuilding debt	$2,585,286	2,908,296
Less: Homebuilding cash	234,256	164,157

Net homebuilding debt	$2,351,030	2,744,139

Net homebuilding debt to total capital (1)	29.6%	32.2%

(1)	Net homebuilding debt to total capital consists of net homebuilding debt (homebuilding debt less homebuilding cash) divided by total capital (net homebuilding debt plus stockholders’ equity).